EXHIBIT 10.44

FIRST AMENDMENT TO THE

CALIFORNIA PIZZA KITCHEN, INC.

2004 OMNIBUS INCENTIVE COMPENSATION PLAN

AS AMENDED DECEMBER 15, 2008

THIS FIRST AMENDMENT TO THE CALIFORNIA PIZZA KITCHEN, INC. 2004 OMNIBUS INCENTIVE COMPENSATION PLAN (this “First Amendment”) is made and adopted by CALIFORNIA PIZZA KITCHEN, INC., a Delaware corporation (the “Company”), as of December 15, 2008. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Plan (as defined below).

WHEREAS, the Company has adopted the California Pizza Kitchen, Inc. 2004 Omnibus Incentive Compensation Plan (the “Plan”) for the benefit of employees, directors and independent consultants;

WHEREAS, the Company reserved the right to amend the Plan pursuant to Section 19 thereof;

WHEREAS, the Company desires to amend the Plan; and

WHEREAS, this First Amendment was approved by the Board of Directors of the Company on December 15, 2008.

NOW THEREFORE, in consideration of the foregoing, the Company hereby amends the Plan as follows:

1. Section 2 of the Plan is hereby amended by the addition of a new subsection (d) as follows, with all other subsections of Section 2 relettered accordingly:

“(d) “Cause” shall mean the definition set forth in a Participant’s employment agreement with the Company, or, if such Participant does not have an employment agreement, then as set forth in such Participant’s severance agreement with the Company, or, if such Participant does not have a severance agreement, includes, without limitation: (i) Participant’s commission of a felony or other crime involving moral turpitude; (ii) Participant’s gross negligence or willful misconduct in connection with the performance of Participant’s duties for the Company; (iii) Participant’s willful failure to follow the lawful instructions of Participant’s supervisor; and (iv) a breach of Participant’s fiduciary duty to the Company for personal profit or otherwise.”

2. The following paragraph hereby replaces subsection (e)(iii) of Section 2:

“(iii) The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization (a “Business Combination”); excluding, however, such a Business Combination pursuant to which individuals and entities who are the beneficial owners of the Company’s voting securities outstanding immediately prior to such Business Combination will beneficially own in substantially the same proportions as their ownership immediately prior to such Business Combination, directly or indirectly, securities possessing more than 50% of the voting power of the outstanding securities of each of (A) the continuing or surviving entity and (B) any direct or indirect parent corporation of such continuing or surviving entity; or”

3. The following new subsection (n) is added to Section 2, with all other subsections of Section 2 relettered accordingly:

“(m) “Good Reason” shall mean the occurrence of any of the following, without the Participant’s express written consent::

(i) a material adverse alteration in the nature of the Participant’s position, duties or responsibilities from those in effect immediately prior to a Change in Control;

(ii) the Company’s reduction of the Participant’s base salary or hourly wage rate, as the case may be, from that in effect immediately prior to a Change in Control; or

(iii) the relocation of the location at which the Participant is principally employed which results in the one-way commuting distance for the Participant increasing by more than thirty (30) miles as compared to the Participant’s one-way commuting distance as of immediately prior to a Change in Control.”

4. The following new paragraph is inserted after Section 19 and Section 20 is renumbered as Section 21:

“SECTION 20. IMPACT OF CHANGE IN CONTROL.

(a) Notwithstanding any other provision of the Plan, in the event of a Change in Control, each outstanding Award may be assumed or an equivalent Award substituted by the successor entity or a parent or subsidiary of the successor entity. In the event an Award is assumed or an equivalent Award substituted, and a Participant’s employment or service with the Company is terminated by the Company without Cause or by the Participant for Good Reason, within twelve (12) months following the Change in Control, then such Participant shall be fully vested in such assumed or substituted Award. For the purposes of this Section 20, an Award shall be deemed to be assumed or substituted if, following the Change in Control, the Award is (i) assumed by the successor or survivor corporation, or a parent or subsidiary thereof, (ii) substituted by an award of the same type covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate and equitable adjustments as to the number and kind of shares and prices or (iii) substituted by an award that confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Shares held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares).

(b) In the event that the successor entity in a Change in Control does not assume or substitute for any Award, the Award shall be fully exercisable immediately prior to the consummation of such transaction and all forfeiture restrictions on the Award shall lapse. If an Award is exercisable in lieu of assumption or substitution in the event of a Change in Control, the Committee shall notify the Participant that the Award shall be fully exercisable for a period of fifteen (15) days from the date of such notice, contingent upon the occurrence of the Change in Control, and the Award shall terminate upon the expiration of such period.”

5. This First Amendment shall be and is hereby incorporated in and forms a part of the Plan.

6. This First Amendment shall be effective as of December 15, 2008.

7. Except as set forth herein, the Plan shall remain in full force and effect.

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IN WITNESS WHEREOF, the Company has caused this First Amendment to the Plan to be executed, effective as set forth above.

CALIFORNIA PIZZA KITCHEN, INC.

By:	/s/ Susan M. Collyns
Name:	Susan M. Collyns
Title:	Senior Vice President, Finance, Chief Financial Officer